Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Appoints

Jeff Knauss as New Independent Director

SYRACUSE, N.Y. — December 16, 2021 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) announced today the appointment of Jeffery Knauss to its Board of Directors as a new independent director. Mr. Knauss has extensive experience in digital marketing and technology development having served as the CEO and co-founder of Digital Hyve, a digital marketing and advertising firm that was named the 52nd fastest growing private company in the United States by Inc. Magazine in 2018 and has remained on Inc.’s 5,000, a list of the fastest-growing privately held companies in the United States, for the following three years. In addition to his vast digital marketing and technology experience, Mr. Knauss has significant entrepreneurial experience with numerous start-up ventures and as an angel investor to several companies.

Mr. Knauss’ election expands the Company’s Board to 13 Directors, 12 of whom are independent. Mr. Knauss was also appointed to the Board of Directors of Community Bank, N.A., the Company’s wholly-owned banking subsidiary. He will serve on the Company’s Risk and Governance Committees and as the Board’s representative to the Company’s Technology Committee.

“We are pleased to welcome Jeff Knauss as a new independent director to the Board of Directors of Community Bank System, Inc. and Community Bank, N.A.,” said Sally A. Steele, Chair of the Board of Directors. “His knowledge of the digital technology sector and entrepreneurial experience will be an asset to the Board during this age of digital commerce and we look forward to his contributions in the areas of marketing, technology development, and business matters. His appointment reflects the Board’s continued focus on enhancing the Board’s depth of experience and diversity to ensure an appropriate level of expertise and perspective to provide effective oversight of the Company and its subsidiaries.”

Mark E. Tryniski, President and Chief Executive Officer, stated “Adding Jeff to our Board of Directors is an exciting opportunity because he will bring new energy and innovative ideas as we continue our transition to digital platforms in our operations and delivery of financial services. His experience in the areas of digital technology, cyber security, consumer-centric marketing, entrepreneurship, and forward-looking perspective, will be an asset as we continue to utilize technology to effectively serve our customers.”

Prior to the sale of Digital Hyve earlier this year, Mr. Knauss was an advertising account executive and sales manager with national-affiliated broadcast stations in Central New York and with a media group providing marketing strategies for internet and mobile applications. He currently is an investor in several businesses including food service and start-ups focused on medical research, professional networking, e-commerce platforms, and mobile payment apps.

Mr. Knauss graduated from State University of New York Oswego with a B.A. in Public Relations with a concentration in Marketing. Mr. Knauss lives in Central New York, which is a key geographic region for the Company, and devotes substantial time and energy to non-profit organizations and initiatives to benefit these communities. He is currently a member of the Board of Directors of CenterState CEO, the Onondaga Community College Foundation, the Loretto Foundation, the SUNY Oswego Foundation, and the United Way of CNY. He previously served on the Board of Directors for the Food Bank of CNY. Since 2016, Mr. Knauss has served on the Board of Directors of Byrne Dairy, Inc., a producer and distributor of dairy products based in Central New York.

About Community Bank System, Inc.

Community Bank System, Inc. operates more than 215 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $15.3 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.